For Immediate Release

November 18, 2009

First Century Bankshares, Inc.

Declares Fourth Quarter Dividend

On November 17, 2009, the Board of Directors of First Century Bankshares, Inc., (OTCBB - FCBS) declared its fourth quarter dividend to shareholders. The Board declared a regular dividend, in the amount of $0.15 per common share. The dividend is payable to shareholders of record December 18, 2009, and are expected to be paid on or about December 30, 2009. The dividend represents a 50% decrease over the 2008 fourth quarter total dividend of $0.30 per common share, which consisted of $0.27 per share regular dividend, and $0.03 per share special dividend.

"In light of recent economic events and the prospect for lower earnings in the fourth quarter, we believe it is prudent to reduce the dividend at this time," said R.W. Wilkinson, President and CEO. "This dividend still provides an appropriate return to investors at the current market price of our stock. It also will allow us to preserve capital to support our operations through these difficult economic times."

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This report contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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